Knowledge Reservoir, LLC	KRXXXXX10####

Services Agreement

This Agreement is made as of July 8, 2011 (“Effective Date”) between Knowledge Reservoir, LLC (“Knowledge Reservoir”) and EOS Petro Inc. (“Client”).

The Following documents are attached to this Agreement:

1.	General Conditions to Services Agreement
2.	Exhibit A – Schedule of Rates
3.	Exhibit B – Project Description

All references to the “Agreement” or the “Services Agreement” shall mean and include this Agreement, together with the aforementioned documents and all other appendices, exhibits and/or attachments subsequently attached hereto, all of which are incorporated herein and made a part hereof by reference.

The Agreement embodies the entire agreement between the Parties and supersedes all prior agreements, whether written or oral, relating to the subject matter herein. Any amendment hereto will be in writing and executed by the duly authorized representatives of each Party. Exhibits, attachments and amendments to this agreement shall take precedence in case of conflicting terms or disputes between the terms of the Agreement, and the exhibit, attachment or amendment. This Agreement, including any exhibits, attachments or amendments to it, shall take precedence in case of conflicting terms or disputes between the terms of any proposal, project description, quotation or other document submitted by Knowledge Reservoir and incorporated by reference into the Agreement. The section headings used in this Agreement are for convenience only and will not affect the construction or interpretation of this Agreement.

If any provision of this Agreement shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect, and the invalid or unenforceable provision shall be replaced by such valid provision as most closely approximates the intention underlying it.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE:

Knowledge Reservoir, LLC

By	/s/ Ivor R. Ellul	By	/s/ Michael Finch

Printed Name	Ivor R. Ellul	Printed Name	Michael Finch

Title	Chief Executive Officer	Title	CEO

By	7/12/2-11	Date	7/12/2-11

By	20-8995007

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General Conditions to Services Agreement

I. SERVICES

1.1 Services to be Provided. Knowledge Reservoir will provide services (the “Services”) in accordance with the terms of the attached Exhibit(s) as applicable.

II. COMPENSATION AND EXPENSES

2.1 Compensation. Client will pay Knowledge Reservoir for Services provided under this Agreement and in accordance with the Schedule of Rates in Exhibit A and the applicable Exhibit B.

2.2 Procedure. Client will pay Knowledge Reservoir in accordance with the following:

(a) Knowledge Reservoir agrees to keep time records for invoicing Client. Knowledge Reservoir will invoice Client on a monthly basis, providing number of hours worked and the rate in effect for those hours.

(b) Client agrees to pay Knowledge Reservoir upon receipt of invoice the full amount due. Any questions concerning an invoice must be submitted in writing within 14 days of receipt of invoice.

(c) Terms are Net 30 from the date of invoice. A five percent (5%) late fee will be added to invoices outstanding over forty-five (45) days from the invoice date. Nonpayment of an invoice outstanding over forty-five (45) days of invoice shall be considered breach of this Agreement and entitle Knowledge Reservoir, at its sole discretion, to terminate this Agreement without advance notice.

2.3 Expenses. Out-of-pocket expenses such as paper, copying, binding materials, mailings, travel, hotel, etc., incurred on the Client’s behalf will be billed to the Client as incurred at actual cost with appropriate receipts. Expenses and travel are to be incurred only upon consent of client.

III. CONFIDENTIALITY

3.1 Definitions. As used below, the term “Discloser” shall mean the party disclosing Confidential Information, the term “Recipient” shall mean the party receiving Confidential Information, and the term “Confidential Information” shall mean: (i) trade secrets, discoveries, inventions, designs, studies, products, computer software, source code, flowcharts, data and data sources, reports, know-how, and proprietary processes as they exist from time to time. (ii) confidential business plans, market information, applications, business relationships, and financial data, (iii) confidential information regarding the research or other activities of certain other consultants or advisors to the Discloser, and other consultants who may enter into discussions with Discloser and: (iv) other information, that is regarded by the Discloser as proprietary, and all of which information:

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(a)   is communicated to the Recipient in written or other tangible form with reasonable written warning that such information is considered confidential or proprietary, or

(b)   is disclosed to the Recipient orally or by inspection with reasonable warning at the time of disclosure that such information is considered confidential or proprietary, provided the information is reduced to or summarized in writing, or other tangible form and the Discloser communicates the tangible form of the Information to the Recipient within thirty (30) business days after the initial disclosure with reasonable written warning that such information is considered confidential or proprietary.

3.2 Confidential Information. During the course of the Agreement, each party may become acquainted with the Confidential Information of the other party. Therefore, Recipient shall not, during or after the completion of the Agreement, in whole or in part, disclose any of the Confidential Information of the Discloser to any person, firm, corporation, association, or other entity for any reason or purposes whatsoever, nor shall the Recipient make use of the Confidential Information of the Discloser for Recipient’s own purposes or for the benefit of any third party under any circumstances during or after the completion of the Agreement.

The restrictions in the preceding paragraph shall not apply to any Confidential Information, which the Recipient can establish by competent proof:

(a)   Was known to the Recipient, other than under a confidential obligation, prior to receipt thereof by Recipient;

(b)   Has passed into the public domain, other than through acts or omissions attributable to Recipient; or

(c)   Was subsequently obtained, other than under a confidentiality obligation, from a third party rightfully in possession of the information.

At the request of the Client, and in any event upon completion of the Agreement, Knowledge Reservoir shall promptly return to Client all originals and copies, which Knowledge Reservoir may have relating to any Confidential Information of Client. At the request of Knowledge Reservoir, and in any event upon completion of the Agreement, Client shall promptly return to Knowledge Reservoir all originals and copies which client may have relating to any Confidential Information of Knowledge Reservoir. Neither party shall disclose to the other party any confidential information, proprietary material, or trade secrets belonging to any current or former employer or any third party.

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IV. RIGHTS TO INTELLECTUAL PROPERTY

4.1 Ownership. Client shall remain the sole owner of all inventions, discoveries, patents, patent applications, software, copyrights, and copyrightable works, ideas, trade secrets and other intellectual property rights incorporated into the products to be delivered by Knowledge Reservoir under this Agreement, including but not limited to any enhancements, improvements or derivative works developed by Knowledge Reservoir in connection with such intellectual property owned by Client.

4.2 Rights. Except as specifically set forth in this Agreement, Client shall not have or acquire any rights to any patents patent applications, inventions, discoveries, trade secrets, or other intellectual property rights of Knowledge Reservoir, including rights related to such items not incorporated in the deliverables under this Agreement. Nothing in this Agreement shall give Knowledge Reservoir any right or interest in any patents, patent applications, inventions, discoveries, trade secrets, or other intellectual property rights of Client.

V. AGENCY

5.1 No Agency. Neither party has authority, either express or implied, to act, represent, or represent that such party is acting on behalf of the other party, except in those instances in which a party has given the other party prior written consent that specifically covers such party’s acts or representations.

VI. INDEPENDENT CONTRACTOR

6.1 Independent Contractor Relationship. The relationship between Knowledge Reservoir and the Client shall be that of an Independent contractor and nothing herein shall be construed as creating, at any time, the relationship of employee or employer between the Client and Knowledge Reservoir, its agents, or employees. Knowledge Reservoir is an independent contractor and is not an employee, servant, agent, partner, or joint venturer of Client. Client shall determine the work to be performed by Knowledge Reservoir, but Knowledge Reservoir shall determine the legal means by which it accomplishes the work specified by Client.

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6.2 Taxes and Benefits. Client is not responsible for withholding, and shall not withhold, FICA or employment-related taxes from any payments which it owes Knowledge Reservoir. Client shall be responsible for all taxes, however designated or levied, on this Agreement, the goods and services provided under the Agreement for which Client is financially responsible, and the amounts paid to Knowledge Reservoir. Knowledge Reservoir shall be responsible for franchise taxes, taxes on the net Income of Knowledge Reservoir, employment-related taxes on its employees, and taxes on goods for which Knowledge Reservoir is financially responsible under this Agreement. Neither Knowledge Reservoir nor its representatives shall be entitled to receive any benefits which employers of Client are entitled to receive and shall not be entitled to workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of their work for Client.

VII. TERMINATION

7.1 Term. The initial term of this Agreement (“Initial Term”) shall continue for an Initial Term of (1) year. This Agreement shall automatically renew at the end of the Initial Term and on each anniversary of such renewal date thereafter for consecutive periods equivalent to the Initial Term, unless and until terminated by either Party. Knowledge Reservoir expressly understands that automatic renewal of this Agreement does not constitute a representation or promise by Client that it will order future Services from Knowledge Reservoir.

7.2 Termination. This Agreement or any Exhibit may be terminated prior to the termination date as follows:

(a) Without cause, either party may terminate this Agreement after giving thirty (30) calendar days prior written notice to the other party of intent to terminate without cause. The parties shall deal with each other in good faith during the thirty (30) day period after any notice of intent to terminate without cause has been given.

(b) With reasonable cause, either party may terminate this Agreement effective immediately upon the giving of written notice of termination with cause. Reasonable cause shall include the serious or persistent breach by a party of any of its obligations under this Agreement which is not capable of being remedied or, in the case of a remediable breach, the failure to remedy such breach within fourteen (14) days of written notice to do so. Any actual or threatened breach by a party of its obligations of confidentiality under Section III shall be a breach not capable of being remedied.

7.3 Termination Costs. Under any termination of this Agreement, Client’s liability for payment shall be limited to paying Knowledge Reservoir for all services performed through the termination date for which payment has not been received.

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7.4 Continued Effect After Termination. Sections III through IX of this Agreement shall survive termination of the Agreement and will continue in full force and effect thereafter.

VIII. LIABILITIES AND INDEMNIFICATION

(a) Knowledge Reservoir shall be liable for all losses, expenses and claims for death of or personal injury to Knowledge Reservoir or its subcontractors and for damage to or loss of the property (including data) of Knowledge Reservoir or its subcontractors arising out of or in any way connected with Agreement, howsoever caused, excepting only gross negligence and willful misconduct of Client. Knowledge Reservoir shall defend, indemnify and hold Client harmless from and against said losses, expenses and claims.

(b) Client shall be liable for all losses, expenses and claims for death of or personal injury to Client or its subcontractors and for damage to or loss of the property (including data) of Client or its subcontractors arising out of or in any way connected with Agreement, howsoever caused, excepting only Knowledge Reservoir harmless from and against said losses, expenses and claims.

(c) Knowledge Reservoir and Client shall respectively be liable for and shall defend, indemnify and hold harmless the other party from and against all losses, expenses and claims for loss, damage, injury or death suffered by any third party, arising out of Knowledge Reservoir’s and Client’s negligence respectively.

(d) IN NO EVENT REGARDLESS OF NEGLIGENCE IN ANY FORM SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, INVESTMENTS, DATA, OR USE, INCURRED BY THE OTHER PARTY, WHETHER IN AN ACTION OF CONTRACT OR TORT, EVEN IF THE PARTY IN QUESTION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IX MISCELLANEOUS

9.1 Assignment and Successors. The rights and obligations of Knowledge Reservoir and Client under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns. Neither party, except in connection with its merger or consolidation with another corporation, sale of substantially all its assets, or exchange or sale of substantially all its outstanding shares, may assign this Agreement to a person or entity that is not an affiliate of the assigning party without the prior written consent of the other party. As used herein, the term “affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, a party.

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9.2 Notice. Any notice given under this Agreement shall be deemed delivered when delivered by hand or given by registered or certified mail addressed to the parties at their respective addresses as identified in Exhibit B or at such other address as Client or Knowledge Reservoir may provide to the other in writing from time to time.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and is performable in Harris County, Texas.

9.4 Modifications. This Agreement may be modified and any provisions may be waived only by written consent executed by both parties.

9.5 Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration, and judgment upon the award rendered by the Arbitration(s) may be entered in any Court having jurisdiction thereof.

9.6 Consequential Damages. Neither party shall be liable to the other for any consequential damages, either Party’s liability for damages hereunder shall in no event exceed the lesser of actual damages or the amount of fees paid by Client for the relevant service.

9.7 Non-Solicitation. The parties agree that during the term of the Agreement and for a period of one (1) year after termination of the Agreement, neither party shall directly or indirectly solicit, hire, or otherwise retain as an employee or independent contractor a representative of the other party or a former representative that is or was involved with or part of the Agreement without written permission of the other party.

9.8 Property. Any facilities, equipment, supplies, and materials provided by Knowledge Reservoir and utilized for completion of the Services under the Agreement shall remain the sole ownership of Knowledge Reservoir.

9.9 Force Majeure. Failure of any Party to timely perform any obligation under this agreement caused by governmental restrictions, labor disputes, emergency, unavailability of Services or materials, or other causes beyond the reasonable control of the Party and which could not have been avoided by the Party’s use of due care shall not be deemed a breach of this Agreement, and if any time period for performance is involved, such period shall be deemed extended accordingly.

9.10 Third Party Claims. In no event shall either Party be liable to the other for any indirect, incidental, special, consequential, reliance or cover damages, including loss of profits, revenue, data or use, resulting from third-party claims or suits and each Party agrees to indemnify the other for any of the aforementioned claims brought by a third party in action relating to this agreement. Each Party’s liability for damages thereunder shall in no event exceed the lesser of actual damages or the amount of fees paid by Client for the relevant service.

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9.11 Taxes Client is responsible for taxes resulting from Client’s acceptance of the Services (including sales or use taxes, intangible taxes, and property taxes), other than taxes based upon Knowledge Reservoir’s net income.

9.12 Warranties. Knowledge reservoir hereby disclaims all warranties not specifically set forth above, including implied warranties of merchantability and fitness for particular purpose.

Exhibit A - Schedule of Rates
Effective January 1, 2011

Category	Domestic	International
	USS/hour	US$/hour
Technical Services
Project Director	350.00	390.00
Project Manager / Technical Specialist	300.00	330.00
Principal Scientist / Engineer	250.00	275.00
Senior Staff Scientist / Engineer	230.00	250.00
Staff Scientist /Engineer	210.00	230.00
Lead Scientist / Engineer	190.00	220.00
Senior Scientist/ Engineer	175.00	200.00
Scientist/ Engineer	150.00	175.00
Senior Technician	110.00	130.00
Technician	90.00	110.00
Secretary	70.00	80.00
Management Consultant Services
Consulting Director	350.00	390.00
Consulting Partner	330.00	360.00
Consulting Manager	300.00	330.00
Principal Management Consultant	250.00	275.00
Senior Management Consultant	230.00	250.00
Management Consultant	200.00	220.00
Information / Systems Analyst	130.00	150.00
IT Services
Principal Consultant	210.00	230.00
Senior IT Consultant	175.00	200.00
IT Consultant	120.00	140.00

IT, Software and Hardware Fees

IT services and hardware fee	8% of project hours
Project software fee	$70/hr of technical service hours

The above rates are subject to change without notice.

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Exhibit B — Project Description

This Exhibit B is issued under and subject to all of the terms and conditions of the Services Agreement dated July 8, 2011 by and between Knowledge Reservoir and Client.

Points of Contact	Knowledge Reservoir	Client
	Knowledge Reservoir, LLC Attention: Dr, Ivor R. Ellul 1800 West Loop South, Suite 1000 Houston. Texas 77027	EOS Petro Inc. Attention: Mike Finch 2049 Century Park EAST, Suite 3670 Los Angeles, CA 90067

Services to be Performed and Results to be Achieved	As proposed in CTR # PKRXXXXX 10####.
Project Duration	As described in CTR # PKRXXXXXIO####.
Reports	As described in CTR # PKRXXXXX10####.
Compensation	As proposed in CPR # PKRXXXXXIO####. See Exhibit A — Schedule of Rates

Knowledge Reservoir, LLC		Client

By	/s/Ivor R. Ellul	By	/s/Michael Finch

Printed Name	Ivor R. Ellul	Printed Name	Michael Finch

Title	Chief Executive Officer	Title	CEO

Date	7/12/2011	Date	7/12/11

EIN	20-8995007

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Exhibit B1 — Project Description

This Exhibit B1 is issued under and subject to all of the terms and conditions of the Services Agreement dated July 8, 2011 by and between Knowledge Reservoir and Client.

Points of Contact	Knowledge Reservoir	Client
	Knowledge Reservoir, LLC Attention: Dr, Ivor R. Ellul 1800 West Loop South, Suite 1000 Houston. Texas 77027	EOS Petro Inc. Attention: Mike Finch 2049 Century Park EAST, Suite 3670 Los Angeles, CA 90067

Services to be Performed and Results to be Achieved

Knowledge Reservoir will assist Client in:

1.     The completion of the Standard Application Form for Submission of Bids for Enterine into Petroleum Agreements. This will be accomplished in coordination with Client and will focus on Part Three Section C (Managerial and Technical Staff) and D (Details of Experience).

2.     Supporting presentations to Ghana National Petroleum Corporation (GNPC) and other entities as appropriate in Accra during the week commencing July 17, 2011. Support will be provided by a Knowledge Reservoir executive well versed in the capabilities of the company.

Project Duration	It is expected that the trip to Accra will be of three (3) to five (5) days in duration including travel days.

Reports	A brief trip report will be provided on the conclusion of the trip.

Compensation

•      Mantime will be charged at a day-rate of US$3,000 once in Accra

•      Travel time to/from Accra will be charged at 50%

•      Travel expenses will be billed at cost

•      Client to book (and pay) directly for travel (business class) and accommodation

Knowledge Reservoir, LLC		Client

By	/s/Dr. Ivor R. Ellul	By	/s/Michael Finch

Printed Name	Ivor R. Ellul	Printed Name	Michael Finch

Title	Chief Executive Officer	Title	CEO

Date	July 13, 2011	Date	7/12/11

EIN	20-8995007

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Exhibit C Success Fee Agreement

This Success Fee Agreement (SFA) is entered into between Knowledge Reservoir and Client with terms agreed as follows:

1.	Client has confirmed interest in seeking a bona fide operating partner (Partner) to pursue large exploration blocks offshore Ghana. Such partnership will be established via a separate agreement between the Partner and Client detailing the terms of reference of, and consideration for, the transaction ("Transaction).

2.	Client hereby engages Knowledge Reservoir on a non-exclusive basis. and Knowledge Reservoir accepts the engagement, to use its reasonable best efforts to introduce prospective Partners to Client Both Knowledge Reservoir and Client agree that this agreement is bound by the terms already executed on July 11", 2011 between the companies entitled! "Mutual Confidentiality and Non-disclosure and Non-circumvention Agreement', Knowledge Reservoir will advise Client an a regular basis in regard to the prospective Partners that it is pursuing,

3.	The terms and conditions of the Transaction will be established solely by Client Knowledge Reservoir will not provide any broker, dealer or investment advisor services to Client or the prospective Partners and, in connection with the Transaction, Knowledge Reservoir will not represent or negotiate on behalf of Client or any prospective Partner. Knowledge Reservoir is not authorized to make any agreements or commitments for or on behalf of Client. Knowledge Reservoir's role in the Transaction is simply to Introduce the parties, and to provide strategic recommendations and suggestions related to those areas where it is determined by Client and the Partner that Knowledge Reservoirs recommendations and suggestions would prove valuable and needed. The Agreement, however, does not preclude the engagement of Knowledge Reservoir by Client or a Partner subsequent to the completion of the Transaction.

4.	Client will pay Knowledge Reservoir a Success Fee SF') should the Partner accept a position as the JOA-stated Operator with a material Working Interest position (Farm In) in the partnership. Following the consummation of the agreement with the Partner, Client would pay Knowledge Reservoir the SF based on the aggregate Transaction price established by the Farm In. Such a SF will be calculated on a tiered basis as follows:

Transaction	KR Percentage	Knowledge Reservoir SF
$15,000,000 or less		$2,250,000
$15,000,001 to $50,000,000	15% to 10% (linear)	$2,250,001 $5,000,000
$50,000,001 or greater	10%

Therefore, a Transaction price of US$25,000,000 would generate a SF of (13.57% of $25,000,000) $3,392,857. For a Transaction price of $45.000,000, the SF will be (1071% of $45,000,000) $4,821,429.

5.	Client shall have no duty or obligation to accept, in whole or in part, any offer by any prospective Partner. Client may rem, for any reason, at will and without cause, in whole or in part, any offer tendered by any prospective Partner, No fee shall be owed to Knowledge Reservoir if an offer tendered by a prospective Partner is not accepted, or is rejected in whole, by Client, If an offer is accepted in part only, any fee shalt be calculated with reference to the amount of the offer actually accepted by Client, and the related consideration for the Transaction, as set forth herein. Any fee owed to Knowledge Reservoir for each respective prospective Partner will be due and payable to Knowledge Reservoir at the closing of the Transaction or within thirty 30j days of the closing date of the Transaction, provided, however, that if the fee is not paid in full at the closing of the Transaction, then Client agrees to place such fee in escrow pending the expiration of such thirty (30) day period.

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Knowledge Reservoir, LLC		EOSPETRO, Inc.

By	/s/Dr. Ivor R. Ellul	By	/s/Michael Finch

Printed Name	Dr. Ivor R. Ellul	Printed Name	Michael Finch

Title	CEO	Title	CEO

Date	7/2111	Date	7/21/11

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